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EXHIBIT 23.1 CONSENT OF KPMG LLP




                          INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Synergy Technologies Corporation


We consent to the incorporation by reference in the registration statement (No. 333-84318) on Form S-8, the registration statement (No. 333-89366) on Form S-8, the registration statement (No. 333-100508) on Form S-8 each of Synergy Technologies Corporation of our report dated March 28, 2002, with respect to the consolidated balance sheets of Synergy Technologies Corporation (and subsidiaries) (a development stage enterprise) as of December 31, 2001 and the related consolidated statements of operations, cash flows and changes in stockholders' equity for the year ended December 31, 2001 and for the period from February 10, 1997 (inception) to December 31, 2001 which report is included in the Company's December 31, 2001 annual report on Form 10-KSB. The consolidated cumulative statements of operations, cash flows and changes in stockholders' equity for the period from February 10, 1997 (inception) to December 31, 2001 include amounts for the period from February 10, 1997 (inception) to December 31, 1999 which were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the period February 10, 1997 (inception) to December 31, 1999 is based solely on the report of other auditors.

Our report dated March 28, 2002 contains an explanatory paragraph that states that the Company has suffered negative cash flows from operations and requires additional financing that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


(Signed) KPMG LLP

Calgary, Canada
May 16, 2003